EXHIBIT 10.1
CONFIDENTIAL SEPARATION AGREEMENT
          This Confidential Separation Agreement (“Agreement”) is made and entered into as of the date indicated below between VeriFone Holdings, Inc., a Delaware corporation, including all of its officers, directors, subsidiaries, affiliates and related entities (collectively “VeriFone”), and William G. Atkinson (“Executive”).
          VeriFone and Executive wish to provide for the separation of their employment relationship and all agreements that may have existed between them, and fully and finally to settle any and all disputes arising out of Executive’s employment by VeriFone or the separation of that employment, without any admission of any kind by either party.
          Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, VeriFone and Executive agree as follows:
1.      EMPLOYMENT SEPARATION
     1.1      Separation Date. Effective as of July 18, 2007 (the “Separation Date”), Executive’s employment relationship with VeriFone ceased. Executive hereby agrees that his employment with VeriFone ceased as of the Separation Date and that following the Separation Date, Executive had no active employment with VeriFone, including any directorships, offices or other positions with VeriFone.
     1.2      Separation. Effective on the Separation Date, Executive no longer has any duties or authority to represent VeriFone or to enter into any agreement or commitments on behalf of VeriFone. Thereafter, Executive shall have no further rights deriving from Executive’s employment by VeriFone, and shall not be entitled to any further compensation or vested or unvested benefits, including, without limitation, any stock options, restricted stock units and other company awards granted under VeriFone’s stock plans, other than as provided for expressly in this Agreement.
2.      CONSIDERATION
          Subject to Executive’s compliance with, and in exchange for, the promises contained in Section 3, and subject further to the effectiveness of the Waiver and Release of Claims and Covenant Not To Sue set forth in Section 4, and to the other terms and conditions set forth in this Agreement, VeriFone agrees to provide Executive with the payments and benefits set forth in this Section 2 (“Separation Consideration”). The payments and other benefits to be provided hereunder are in place of, and not in addition to, payments otherwise provided under any other severance plan or policy of the Company. No payments will be made hereunder until the Effective Date, as defined in Section 4.
          In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

     2.1      Separation Payment.
          (a)      Separation Payment. VeriFone will pay Executive a separation payment equal to an aggregate of three hundred thousand dollars ($300,000), payable as follows: (i) a lump sum payment in the amount of $150,000 on the last business day of the month occurring six months after the Effective Date; and (ii) thereafter, in six (6) equal monthly installments of twenty-five thousand dollars ($25,000) over a six (6) month period, payable in arrears on the last business day of each month (“Severance Pay Period”). Any breach or violation by Executive of any of his obligations under this Agreement will relieve VeriFone from further obligations to make any payments under this Subsection.
          (b)      Salary and Bonus Entitlement. VeriFone will pay Executive all unpaid salary for the period up to the Separation Date and 100% of Executive’s target cash bonus for VeriFone’s fiscal quarter ending July 31, 2007 in the sum of $50,000. Such payments will be made within three business days of the Effective Date.
          (c)      Vacation. Executive will receive payment for any unused, earned regular, banked or purchased vacation days, as well as any unused floating holidays, credited to Executive as of the Separation Date. Such payment will be made with Executive’s final regular payroll check.
     2.2      Equity Grants.
          (a)      2005 Option Grant. Other than as set forth below, the unexercised portion of the Executive’s option to purchase 125,000 shares of common stock of VeriFone Holdings, Inc. at an exercise price of $10.00 per share granted to Executive in April 2005 pursuant to the 2005 Employee Equity Incentive Plan (the “2005 Grant”) will terminate and be forfeited as of the Separation Date. On October 31, 2009, and for a period of thirty calendar days thereafter, if Executive has complied with all of the terms of this Agreement, Executive will be entitled to exercise the unsold portion of the 2005 Grant that has vested or would have vested through October 31, 2007 (the details of which are set forth on Schedule 2.2) at an exercise price of $10.00 per share. Executive agrees that he will not be entitled to, and shall not seek to exercise such options prior to October 31, 2009; provided, however, that in the event of a Change in Control (as defined in the 2005 Employee Equity Incentive Plan) prior to October 31, 2007 which will result in the options ceasing to be outstanding, VeriFone will use reasonable best efforts to provide that Executive shall have thirty (30) calendar days prior to such event to exercise such option.
          (b)      2006 Option Grant. Other than as set forth below, the unexercised portion of the Executive’s option to purchase 40,000 shares of common stock of VeriFone Holdings, Inc. at an exercise price of $28.86 per share granted to Executive in March 2006 pursuant to the 2006 Equity Incentive Plan (the “2006 Grant”) will terminate and be forfeited as of the Separation Date. On October 31, 2009, and for a period of thirty calendar days thereafter, if Executive has complied with all of the terms of this Agreement, Executive will be entitled to exercise the unsold portion of the 2006 Grant that has vested or would have vested through October 31, 2007 (the details of which are set forth on Schedule 2.2) at an exercise price of $28.86 per share. Executive agrees that he will not be entitled to, and shall not seek to exercise such options prior to October 31, 2009; provided, however, that in the event of a Change in Control (as defined in the 2006 Equity Incentive Plan) prior to October 31, 2007 which will result in the options ceasing to be outstanding, VeriFone will use reasonable best efforts to provide that Executive shall have thirty (30) calendar days prior to such event to exercise such options.
          (c)      2006 Restricted Stock Units. Executive and VeriFone hereby agree that all vested and unvested restricted stock units (the details of which are set forth on Schedule 2.2) will terminate and be forfeited as of the Separation Date. VeriFone agrees that it shall, on October 31, 2009, provided that Executive has complied with all of the terms of this Agreement, deliver the net shares of common stock (following any required withholding of shares of common stock to cover applicable taxes) equivalent to (i) that number of shares of common stock underlying restricted stock units that have vested or would have vested and remained unsold through October 31, 2007 (the details of which are set forth on Schedule 2.2) pursuant to the grant of restricted stock units to Executive in March 2006 and (ii) that number of shares of common stock underlying restricted stock units that have vested or would have vested and remained unsold through October 31, 2007 (the details of which are set forth on Schedule 2.2) pursuant to the grant of restricted stock units to Executive in September 2006. No restricted stock units granted to Executive under the 2006 Equity Incentive Plan shall survive the Separation Date.
          (d)      Trading Plans. Executive agrees that he will forthwith terminate, modify or amend any trading plans entered into pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 to the extent inconsistent with the provisions of this Subsection 2.2.
     2.3      Benefits Continuation.
          (a)      Employee Benefits. VeriFone will continue to provide, for a period of twelve (12) months following the Separation Date, or until the date that Executive becomes eligible to participate in the welfare plans of a new employer, if earlier, the Executive’s family medical and dental coverage, life, and long-term disability currently provided under VeriFone’s employee benefits plans under substantially the same terms and conditions (including contributions or premium payments required from Executive for such benefits) as applicable from time to time to senior executives of VeriFone. Any breach or violation by Executive of any of the terms of this Agreement will relieve VeriFone from the obligation to make any benefits available under this Subsection.
          (b)      Outplacement Services. VeriFone will provide Executive with executive outplacement services through Lee Hecht Harrison, Inc., Drake Beam Morin, Inc., or an equivalent agency until the earlier of twelve (12) months from the Separation Date or the date on which Executive begins active employment with another employer to assist Executive in locating another suitable executive position. VeriFone’s obligation to provide outplacement services is contingent upon Executive’s continuing good faith cooperation with the outplacement service and active efforts to locate another suitable executive position.

     2.4      Acknowledgment.
          Executive acknowledges that the Separation Consideration provided in this Agreement, which is in place of other payments and benefits, is good and valuable consideration in exchange for this Agreement, and includes payments and benefits to which Executive is not otherwise entitled.
     2.5      Withholding.
          VeriFone will withhold from any compensation and benefits payable to Executive under this Section 2 all appropriate deductions for employee benefits, if applicable, and the amounts necessary for VeriFone to satisfy its withholding obligations under Federal, state and local income and employment tax laws.
3.      EXECUTIVE’S COVENANTS
          The parties desire to provide for the protection of the business, good will, confidential information, relationship and other proprietary rights of VeriFone. Accordingly, Executive agrees to the following:
          (a)      Property of VeriFone. Within three (3) calendar days of the Effective Date, Executive will return to VeriFone all property of VeriFone, including, but not limited to all identification cards; files; computer hardware, software, equipment and disks; keys; Company owned or leased vehicles; credit cards; mobile devices; and records.
          (b)      Future Conduct. Executive agrees that if he receives inquiries from the media, financial analysts or VeriFone shareholder or investor communities concerning his departure from VeriFone, he may indicate that he has departed to pursue other business opportunities or he may refer such individuals to VeriFone’s Chairman and Chief Executive Officer. Executive further agrees not to engage in any discussion with any former or present director of VeriFone concerning his reasons for departure without first informing the Chairman and Chief Executive Officer or the Executive Vice President and Chief Financial Officer of VeriFone. Executive agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, goodwill or commercial interests of VeriFone or its management or directors.
          (c)      Consultant Services and Cooperation. Executive agrees that he will, at VeriFone’s reasonable request perform consulting services (collectively, the “Services”) during normal business days, up to but not exceeding 20 hours during the Severance Pay Period. VeriFone will provide Executive with ten days’ notice for any requested services and will, in addition to the consideration provided herein, will reasonably compensate Executive (as agreed between them in good faith) for time spent providing such requested services. In addition, Executive agrees to cooperate fully with VeriFone, including its attorneys or accountants, in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involves VeriFone. Executive agrees to appear as a witness and be available to attend depositions, consultations or meetings regarding litigation or potential litigation as reasonably requested by VeriFone. VeriFone acknowledges that these efforts, if necessary, will impose on Executive’s time and would likely interfere with other commitments

Executive may have in the future. Consequently, VeriFone shall attempt to schedule such depositions, consultations or meetings in coordination with Executive’s schedule, but Executive recognizes that scheduling of certain court proceedings, including depositions, may be beyond VeriFone’s control. VeriFone also agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of the services contemplated by this Subsection, including hotel accommodations, air fare transportation and meals consistent with VeriFone’s generally-applicable expense reimbursement policies as applied to Executive prior to the Separation Date. In addition, to the extent that such obligations arise after the Severance Pay Period, VeriFone will reasonably compensate Executive for time spent providing such cooperation at VeriFone’s request. It is expressly understood by the parties that amounts paid or reimbursed by VeriFone to Executive under this Subsection are not intended or understood to be dependent in any way upon the character of content of any information Executive discloses in good faith in any such proceedings, meetings or consultation.
          (d)      Confidentiality of this Agreement. Executive and VeriFone agree that this Agreement and its terms will be regarded as confidential as between the parties, and that neither they nor their counsel will reveal or disclose either the terms or the substance of this Agreement to any other person, except as required by law (including the securities laws, which for the avoidance of doubt will require that VeriFone file a Current Report on Form 8-K under the Securities Exchange Act of 1934 with respect to this Agreement), subpoena, court order or other legal process. If disclosure is compelled by law (including the securities laws), subpoena, court order or other legal process, or as otherwise required by law, the party so compelled agrees to notify the other party as soon as notice of such requirement or process is received and before disclosure takes place. Notwithstanding these provisions, Executive may disclose the terms of this Agreement to members of Executive’s immediate family, Executive’s accountant or financial advisor, and Executive’s attorney upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection. Further, nothing in this Subsection limits VeriFone’s ability to disclose the information internally to those persons with a legitimate business reason to have access to the information.
          (e)      Confidential Information. Executive acknowledges that he has had access to confidential Company business information (including, but not limited to, future business plans, pricing strategies, marketing plans, customer lists, financial information and personnel information) concerning the business, plans, finances and assets of VeriFone (“Confidential Information”) and which is not generally known outside of VeriFone. For all time, Executive agrees that he shall not, without the proper written authorization of VeriFone, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. Executive will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.
          Further, Executive expressly acknowledges that the terms of this Subsection are material to this Agreement, and if Executive breaches the terms of this Subsection, Executive shall be responsible for all damages and, at the election of VeriFone, the return of all consideration paid hereunder, without prejudice to any other rights and remedies that VeriFone may have.

          Executive acknowledges and agrees that the Confidential Information and special knowledge acquired during Executive’s employment with VeriFone is proprietary to VeriFone and is valuable and unique, and that breach by Executive of the provisions of this Agreement as described in this Subsection will cause VeriFone irreparable injury and damage, which cannot be reasonably or adequately compensated solely by money damages. Executive, therefore, expressly agrees that VeriFone shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in addition to such other remedies legally available to VeriFone. Executive expressly waives the claim that VeriFone has an adequate remedy at law.
     (f)      Solicitation of Employees. Executive shall not, at any time during twenty-four (24) month period following the Separation Date, directly or indirectly induce or attempt to induce any employee of VeriFone to leave the employ of VeriFone or in any way interfere with the relationship between VeriFone and any of its employees or, on behalf of himself or any other person, hire, employ or engage any such person. Executive further agrees that, during such time, if an employee of VeriFone contacts Executive about prospective employment, Executive will inform such employee that he or she cannot discuss the matter further and refer such matter to the Executive Vice President and Chief Financial Officer of VeriFone.
     (g)      Solicitation of Clients, Customers, Etc. Executive shall not, at any time during the twenty-four (24) month period following the Separation Date, directly or indirectly, solicit any person who, as of the Separation Date was a client, customer, vendor, consultant or agent of VeriFone to discontinue business, in whole or in part with VeriFone. Executive further agrees that, during such time, if a client, customer, vendor, consultant or agent of VeriFone contacts Executive about discontinuing business with VeriFone and/or moving that business elsewhere, Executive will inform such person that he cannot discuss the matter further and refer such matter to the Executive Vice President and Chief Financial Officer of VeriFone.
     (h)      Non-Competition. Executive agrees that during the twenty-four (24) month period following the Separation Date, Executive will not, anywhere in North America, Europe or Asia, invest in, contribute capital to, raise capital for or directly or indirectly participate in the business or management (as a director, officer, employee, consultant, advisor, agent, representative or otherwise) of, any Person (including, without limitation, First Data Corporation, Hypercom Corporation, Ingenico S.A., International Business Machines Corp., MICROS Systems, Inc., NCR Corporation, Radiant Systems, Inc., Thales Group and Sagem Monetel) that is engaged in any business that designs, develops, manufactures, markets or sells point-of-sale payment hardware, software or services, including any credit/debit card payment solution and related support services, unless both parties agree otherwise in writing. For purposes of this section 3(h), “Person” shall mean any individual, sole proprietor, general partnership, limited partnership, company, corporation, joint venture, trust, fund, limited liability company, limited liability partnership, association or any other entity. Provided, however, that purchasing and owning, directly or indirectly, up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this Section 3(h).

     (i)      Indemnification. For the period of six (6) years following the Separation Date, VeriFone will indemnify and hold harmless Executive against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement, in each case to the extent actually and reasonably incurred with the approval of VeriFone, which approval shall not be unreasonably withheld or delayed arising out of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that Executive was an officer or employee of VeriFone, pertaining to any matter existing or occurring at or prior to the Separation Date and whether asserted or claimed prior to, or at or after the Separation Date to the full extent VeriFone is permitted by applicable law to indemnify Executive.
4.      GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY EXECUTIVE
          (a)      General Waiver and Release by Executive.
          Each of Executive and VeriFone (in such capacity a “Releasing Party”), as a material inducement to the other party (in such capacity a “Released Party”), to enter into this Agreement, and in consideration of the Released Party’s promises to make the payments and provide the benefits and/or perform the other covenants and agreements set forth in this Agreement, hereby knowingly and voluntarily releases and forever discharges the Released Party, and all of his or its affiliates and related entities, and all of their past, present and future respective agents, officers, directors, stockholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys fees or damages including contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had, has now or may ever have or which Releasing Party’s heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of Executive’s employment with VeriFone or its Affiliates or the termination thereof; provided, however that this release shall not apply to: (i) claims based on this Agreement; and (ii) claims based on California Labor Code section 2802.
          This release includes, but is not limited to, rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, additional compensation, or fringe benefits. Executive specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. This release does not purport to waive claims arising under these laws after the date of this Agreement.
          Executive acknowledges that he has reviewed the information about the severance offer described above as part of this Agreement. Executive confirms that he has been given at least twenty-one (21) days within which to consider this Agreement and the General Waiver and Release contained herein. Executive further confirms that he has been advised in writing prior to his execution of this Agreement to consult with legal counsel. Executive acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, or any personal or financial advisor, he does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement. Executive acknowledges that any changes made to this Agreement after its first presentation to Executive, whether material or immaterial, do not restart the tolling of this twenty-one (21) day period.
          Executive understands that he may revoke this Agreement at any time on or before the seventh (7th) day following the date on which he signs the Agreement. To be effective, the decision to revoke must be in writing and delivered to VeriFone, personally or by certified mail, to the attention of:
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Attn: Chairman and Chief Executive Officer
with a copy to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: Scott D. Miller, Esq.
on or before the seventh (7th) day after Executive signs the Agreement. In no case will this Agreement become effective or enforceable against the Executive or VeriFone until the expiration of the seven (7) day revocation period (the “Effective Date”). If Executive exercises this limited right to revoke, or if the release provisions of Section 4 are held invalid for any reason whatsoever, Executive agrees to return any consideration received under the terms of this Agreement and that VeriFone is released from any obligations under this Agreement.
          (b)      Covenant Not to Sue. Executive and VeriFone each covenants and agrees not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against, the other party, its Affiliates, its or their respective agents, directors, officers or employees, with respect to any claim released hereby or arising out of Executive’s employment with VeriFone or its Affiliates. Nevertheless, this Agreement does not purport to limit any right Executive may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
          (c)      California Civil Code Section 1542. In connection with this Section 4, Executive and VeriFone each acknowledges that such party is aware that he or it or their respective attorneys may hereafter discover facts different from or in addition to the facts which are now known or believed to be true with respect to the subject matters in this Section 4, but that each of them intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts. Therefore, Executive and VeriFone acknowledge that they have each been informed by their respective attorneys of and that he is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.
Executive and VeriFone each does hereby waive and relinquish all rights and benefits they have or may have under Section 1542 of the Civil Code of the State of California, to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matters in this Section 4.
5.      MISCELLANEOUS PROVISIONS
          (a)      Non-Assignment of Claims. Executive and VeriFone each represents and warrants to the other that they have not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
          (b)      Successors. This Agreement shall be binding upon, enforceable by and inure to the benefit of, (i) Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) VeriFone and its successors and permitted assigns. Neither this Agreement nor any rights arising hereunder may be assigned, pledged, transferred or hypothecated by either party hereto.
          (c)      CONTROLLING LAW AND VENUE. THE VALIDITY OF THIS AGREEMENT AND ANY OF ITS PROVISIONS AND CONDITIONS, AS WELL AS THE RIGHTS AND DUTIES OF THE PARTIES, SHALL BE INTERPRETED AND CONSTRUED PURSUANT TO AND IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK. THE PARTIES SELECT AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT SITTING IN THE NORTHERN DISTRICT OF CALIFORNIA OR ANY STATE COURT OF CALIFORNIA SITTING IN SANTA CLARA COUNTY FOR ANY ACTION TO ENFORCE, CONSTRUE OR INTERPRET THIS AGREEMENT. THE PARTIES FURTHER WAIVE ANY OBJECTION TO VENUE IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS OR OF CONVENIENCE OF THE PARTY.

          (d)      Amendment. Any amendment to this Agreement shall only be made in writing and signed by the parties.
          (e)      Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.
                         (f)      Notice. All notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:
To Executive:
William G. Atkinson
4993 Sandshore Court
San Diego, CA 92130
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
12531 High Bluff Drive
Suite 100
San Diego, CA 92130
Attention: Rick Bergstrom, Esq.
To :
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Attention: Chairman and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: Scott D. Miller, Esq.
     The parties agree to notify each other promptly of any change in mailing address.
          (g)      Headings. Headings used in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement.
          (h)      Entire Agreement. VeriFone and Executive each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises and commitments as between Executive and VeriFone as to the separation of Executive from employment by VeriFone. This Agreement supersedes any prior agreements, whether oral or written, between Executive and VeriFone. Except as expressly provided herein, Executive shall not be entitled to any other or further compensation or remuneration.
          (i)      Unemployment Compensation. In the event that Executive files a claim for unemployment compensation or re-employment insurance benefits, VeriFone agrees that it will not contest Executive’s claims on any grounds, including, without limitation, that Executive has voluntarily resigned from employment or committed acts of disqualifying misconduct. Nothing contained in this paragraph prohibits VeriFone from correcting misstatements made by Executive.
          (j)      References. VeriFone will use reasonable best efforts to ensure that those of its employees who have been made aware of the circumstances of Executive’s termination from VeriFone’s employ shall refrain from making statements or representations that disparage or otherwise harm the reputation of Executive. VeriFone agrees that VeriFone will provide a favorable oral or written employment reference as and when Executive reasonably requests.
          (k)      Assistance. VeriFone agrees that it will, at Executive’s request assist Executive in satisfying his remaining obligations to complete and file Forms 4 under the Securities Exchange Act of 1934.
          (l)      Ambiguity. Executive and VeriFone have reviewed this Agreement and discussed the contents hereof with counsel. Therefore no rule of construction that would provide for resolution of any ambiguity or uncertainty in a writing against a party drafting the writing shall apply to this Agreement.
          (m)      Attorneys’ Fees and Costs. The prevailing party in any action relating to an alleged breach or enforcement of this Agreement shall be entitled to an award of reasonable attorneys’ fees and costs.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:

EXECUTIVE:	VERIFONE HOLDINGS, INC.

/s/ William G. Atkinson	By:/s/ Douglas G. Bergeron

William G. Atkinson	Name: Douglas G. Bergeron
Date: August 2, 2007	Title: Chairman and Chief Executive Officer
Date: August 2, 2007

Schedule 2.2
Stock Option Grants

		Number of	Number of	Total number of
		Options Vested	Options to vest	Options to become
	Type of	through	through October	exercisable	Exercise
Grant	Award	Separation Date[1]	31, 2007	October 31, 2009[2]	Price
April 2005	Option	31,500	7,812	39,312	$10.00 per share
March 2006	Option	12,500	2,500	15,000	$28.86 per share

Restricted Stock Units

		Number of	Number of
		Restricted Stock	Restricted Stock	Total number of
		Units Vested	Units to Vest	Restricted Stock
	Type of	through	through October	Units to be	Exercise
Grant	Award	Separation Date	31, 2007	forfeited[3]	Price
March 2006	RSU	3,125	625	3,750	N/A
September 2006	RSU	-0-	10,000	10,000	N/A

[1]	Subject to forfeiture under the terms of the applicable equity incentive plan

[2]	Awards will be exercisable under the terms and conditions of the Separation Agreement on October 31, 2009 and for the period of thirty calendar days thereafter (or for thirty calendar days prior to an earlier Change in Control pursuant to which the options will cease to be outstanding).

[3]	Pursuant to Section 2.2(c), VeriFone agrees that it will, on October 31, 2009, or, if earlier, upon a Change in Control (as defined in the 2006 Equity Incentive Plan) pursuant to which shares in VeriFone will cease to be publicly traded make a stock grant of 13,750 shares of common stock to Executive, subject to the terms and conditions of this Agreement.